For Immediate Release
November 5, 2020

Southwest Gas Holdings, Inc. Announces Third Quarter 2020 Earnings
LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.32 per diluted share for the third quarter of 2020, a $0.22 increase from consolidated earnings of $0.10 per diluted share for the third quarter of 2019. Consolidated net income was $18.3 million for the third quarter of 2020, compared to consolidated net income of $5.4 million for the third quarter of 2019. The utility infrastructure services segment had net income of $34.9 million in the third quarter of 2020 compared to net income of $25.8 million in the third quarter of 2019, while the natural gas segment had a net loss of $16 million for the third quarter of 2020, compared to net loss of $20 million for the third quarter of 2019. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period. Consolidated current-quarter results include $4.5 million, or $0.08 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year quarter included $200,000 associated with COLI policies.
Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said: “We’re very pleased to realize earnings per share of $0.32 for the third quarter of 2020, a notably higher year-on-year quarterly result for Southwest Gas Holdings. Our results reflected a solid performance by our Centuri infrastructure services segment, as it responded to growing core customer demands, and as it provided emergency restoration services to its electric customers following regional storms in the Gulf Coast and eastern United States. Meanwhile, in our regulated utility operations, we continued to efficiently manage the impacts of COVID-19, by controlling costs, capitalizing on strong regional growth, and ensuring our 2 million plus customer base continues to enjoy the safe, reliable, and economic gas distribution service they’ve come to expect from Southwest Gas.
“Looking forward, we’re excited to have refreshed rates from our recently concluded Nevada general rate case proceeding, and anticipate a decision in our pending Arizona general rate case proceeding by year end. Additionally, customer growth continues to be robust, including as we make significant infrastructure installation progress supporting our service territory expansions in both southern (Mesquite) and northern (Spring Creek) Nevada.”
For the twelve months ended September 30, 2020, consolidated net income was $220.5 million, or $3.97 per diluted share, compared to $191.5 million, or $3.59 per diluted share, for the twelve-month period ended September 30, 2019. The current twelve-month period includes a $7.2 million, or $0.13 per share, increase in the cash surrender values of COLI policies, while the prior-year period included COLI-related income of $2 million, or $0.04 per share. Natural gas segment net income was $156 million in the current twelve-month period compared to $146.3 million in the prior-year period. Utility infrastructure services segment net income was $66.6 million in the current twelve-month period and $46.7 million in the prior-year period.

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Natural Gas Operations Segment Results
Third Quarter
Operating margin was slightly below the same quarter in the previous year. Customer growth provided nearly $3 million of incremental margin from 37,000 first-time meter sets during the last twelve months, while rate relief added $400,000 of margin. Offsetting these increases were other items, including impacts from a temporary moratorium on late fees and lower connection/re-connection charges during the COVID-19 pandemic. A reduction in amounts associated with regulatory account balances also impacted operating margin; however, effects of program recoveries are primarily offset in amortization expense.
Operations and maintenance expense decreased $7.9 million between quarters primarily due to the impacts of COVID-19 on training and travel costs and reductions in other service and maintenance costs. Lower legal claims-related costs also contributed to the decrease between quarters. Overall, operations and maintenance expenses are expected to increase in the fourth quarter of 2020. Depreciation and amortization increased $3.6 million between quarters due to a 9% increase in average gas plant in service since the corresponding quarter in the prior year, offset by a decrease associated with regulatory program balances.
Other income improved $3.1 million between quarters primarily due to the increase in COLI cash surrender values between quarters. The current quarter reflects $4.5 million of COLI-related income, while the prior-year quarter reflected a $200,000 increase in COLI policy cash surrender values. Offsetting these impacts were higher non-service-related components of employee pension and other postretirement benefits. Net interest deductions increased $2.5 million between quarters, primarily due to the issuance of $450 million of Senior Notes in June 2020.
Twelve Months to Date
Operating margin increased $32 million between the twelve-month periods. Customer growth provided $14 million and combined rate relief in the Nevada and California jurisdictions provided $5 million of incremental operating margin. The prior-year period included an approximate $5 million reduction in margin resulting from a one-time adjustment to reflect the impacts of U.S. tax reform on the Arizona decoupling mechanism. The remaining net increase primarily resulted from regulatory mechanisms, notably an increase in regulatory asset recoveries, which are offset in amortization expense.
Operations and maintenance expense decreased $6.2 million, or 1%, between periods, primarily due to lower training and travel costs due to the current COVID-19 environment, as well as other service and maintenance costs, offset by incremental expenditures for pipeline damage prevention programs and increases in employee pension and other postretirement benefits. Depreciation and amortization expense increased $24.6 million, or 12%, between periods due primarily to a $670 million, or 9%, increase in average gas plant in service; amounts associated with regulatory program balances increased $8 million between periods.
Other income decreased $2.4 million between comparative twelve-month periods due primarily to lower interest on regulatory account balances, a decrease in amounts associated with the allowance for equity funds applied to projects during construction, and higher non-service cost components of employee pension and other postretirement benefits. Offsetting these impacts was an increase in COLI-related
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income. The current period reflects a $7.2 million increase in COLI policy cash surrender values, while the prior-year period reflected a $2 million increase. Net interest deductions increased $8.1 million between periods due to higher interest associated with the issuance of $300 million of Senior Notes in May 2019 and $450 million of Senior Notes in June 2020, offset by a reduction in outstanding borrowings under the credit facility.
An $8 million reduction in income taxes between periods includes $1.2 million in amortization of excess accumulated deferred income taxes following U.S. tax reform, which reduces tax expense.
Utility Infrastructure Services Segment Results
Third Quarter
Utility infrastructure revenues increased $65.1 million in the third quarter of 2020 when compared to the prior-year quarter. Included in this improvement were revenues of $48.7 million in the third quarter of 2020 from emergency restoration services following hurricane damage in the Gulf Coast and eastern regions of the U.S. Storm restoration revenues during the same quarter in 2019 totaled $6.3 million. Restoration revenues are contracted under time-and-material rates and generally involve a higher number of hours worked per day given the emergency response nature of the work performed. Centuri’s revenues derived from these services vary from period to period due to the unpredictable nature of weather-related events, and can also vary greatly depending on the geographic area, customer mix, and rate of compensation under the contract. Higher volumes of gas and electric infrastructure work under blanket and bid contracts were also realized during the third quarter of 2020.
Utility infrastructure services expenses increased $51.4 million between quarters, due primarily to increased costs associated with storm restoration services, as well as costs to complete additional gas and electric infrastructure work. Storm restoration work typically generates a higher profit margin than other core infrastructure services due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. Such profit margins can vary greatly depending on the geographic area, customer mix, and contract terms as noted above. Also included in total Utility infrastructure services expenses were general and administrative costs, which increased $6.7 million in the current quarter when compared to the corresponding quarter in 2019 due to higher payroll and operating costs associated with continued growth of the business and higher profit-based incentive compensation costs.
Depreciation and amortization increased $1.2 million between quarters, attributable to additional equipment purchased to support the growing volume of work being performed.
Net interest deductions decreased $1.8 million between periods due primarily to lower rates associated with outstanding borrowings under Centuri’s secured revolving credit and term loan facility.
Twelve Months to Date
Utility infrastructure revenues increased $178.4 million, or 11%, in the current twelve-month period when compared to the prior-year period, primarily due to incremental electric infrastructure revenues from Linetec (acquired in November 2018) of $132.5 million, as well as continued growth with existing gas infrastructure customers under master service and bid agreements. Of the incremental Linetec revenues, $56 million was from emergency restoration services related to hurricane and tornado damage in the Gulf
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Coast and eastern regions of the U.S., as compared to $13.2 million during the same period in 2019. Centuri achieved increases in revenues despite the temporary shut-down of certain crews and postponement of certain work (due to COVID-19) that occurred primarily in the second quarter of 2020. Results during the twelve-month period of 2019 reflected revenues and incremental profits from customer-requested strike support that did not recur in 2020.
Utility infrastructure services expenses increased $137 million, or 9%, between periods, primarily due to incremental expenses related to Linetec’s electric infrastructure work of $102.1 million (including increased costs associated with storm restoration work) and additional gas infrastructure work, and due to higher labor-related operating expenses to support growth in operations. Also included in total Utility infrastructure services expenses were general and administrative costs, which increased $11.4 million in the twelve-month period ended September 2020 when compared to the corresponding period in the prior year, resulting from higher payroll and operating costs associated with continued growth of the business and higher profit-based incentive compensation costs. Net gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were $2.9 million and $3.9 million for the twelve-month periods of 2020 and 2019, respectively.
Depreciation and amortization expense increased $13.9 million between periods primarily due to incremental costs related to Linetec depreciation of $10.4 million, and to additional property and equipment purchased to support the growing volume of work being performed.
Outlook for 2020
Management affirms estimated 2020 diluted earnings per share between $3.75 and $4.00.
Both our segments continue to navigate the COVID-19 environment. Governmental policies and economic challenges associated with COVID-19 in the communities/operating areas have influenced, and likely will continue to influence, operating results of the Company, including through the following: the timing of finalizing the Arizona general rate case; utility customer growth rates and employment statistics; operations and maintenance expense changes; timing of the release of Centuri project orders from its utility customers; and the incremental cost of additional safe working practices designed to safeguard employee health.
Management will provide an update on the above items during its earnings conference call and is also providing the following updated supplemental expectations:
Natural Gas Operations Segment:
•Operating margin for 2020 is anticipated to benefit from customer growth (approximately 37,000 first-time meter sets), infrastructure tracker mechanisms, expansion projects, and rate relief (including California attrition and partial-year results in Nevada and Arizona). Combined, these items are expected to produce an increase in operating margin of 3% to 4% (previously 3% to 5%).
•Pension costs are expected to increase $13.6 million primarily due to a lower discount rate (approximately $5.2 million to be reflected in other expense).
•Operating income is expected to increase 5% to 7% (previously 3% to 5%).
•COLI earnings of $3 million to $5 million are still included for full-year 2020 projections.
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•Capital expenditures in 2020 are estimated at approximately $700 million, in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment:
•Centuri’s revenues for 2020 are expected to be 6% to 8% greater than 2019 (previously 2% to 7%).
•Operating income is expected to be approximately 5.5% to 6.0% of revenues.
•Interest expense is expected to be approximately $9 million to $10 million (previously $10 million to $11 million) as rates continue at historical lows.
•Expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests (estimated at approximately $6.5 million, an increase from the 2nd quarter 2020 estimate of $5 million). Changes in Canadian exchange rates could influence results.
Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues primarily from installation, replacement, repair, and maintenance of energy distribution systems.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2020. In addition, the statements under the heading “Outlook for 2020” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, the impacts of stock market volatility, and the impact of the COVID-19 pandemic. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2020 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume
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any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)
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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2020	2019
Consolidated Operating Revenues	$791,226	$725,230

Net Income applicable to Southwest Gas Holdings	$18,273	$5,353

Weighted Average Common Shares	56,271	54,670

Basic Earnings Per Share	$0.32	$0.10

Diluted Earnings Per Share	$0.32	$0.10

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$210,834	$209,980
Less: Net Cost of Gas Sold	36,321	35,068
Operating Margin	$174,513	$174,912

NINE MONTHS ENDED SEPTEMBER 30,	2020	2019
Consolidated Operating Revenues	$2,384,793	$2,271,780

Net Income applicable to Southwest Gas Holdings	$128,780	$122,218

Weighted Average Common Shares	55,683	53,996

Basic Earnings Per Share	$2.31	$2.26

Diluted Earnings Per Share	$2.31	$2.26

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$976,095	$989,368
Less: Net Cost of Gas Sold	264,615	292,854
Operating Margin	$711,480	$696,514
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TWELVE MONTHS ENDED SEPTEMBER 30,	2020	2019
Consolidated Operating Revenues	$3,232,930	$3,058,434

Net Income applicable to Southwest Gas Holdings	$220,498	$191,522

Weighted Average Common Shares	55,508	53,219

Basic Earnings Per Share	$3.97	$3.60

Diluted Earnings Per Share	$3.97	$3.59

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,355,666	$1,359,581
Less: Net Cost of Gas Sold	356,925	393,141
Operating Margin	$998,741	$966,440

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019	2020	2019
Results of Consolidated Operations
Contribution to net income - gas operations	$(15,973)	$(20,012)	$79,568	$86,746	$155,993	$146,287
Contribution to net income - utility infrastructure services	34,873	25,838	50,936	36,725	66,615	46,668
Corporate and administrative	(627)	(473)	(1,724)	(1,253)	(2,110)	(1,433)
Net income	$18,273	$5,353	$128,780	$122,218	$220,498	$191,522

Basic earnings per share	$0.32	$0.10	$2.31	$2.26	$3.97	$3.60
Diluted earnings per share	$0.32	$0.10	$2.31	$2.26	$3.97	$3.59

Weighted average common shares	56,271	54,670	55,683	53,996	55,508	53,219
Weighted average diluted shares	56,357	54,748	55,753	54,063	55,577	53,287

Results of Natural Gas Operations
Gas operating revenues	$210,834	$209,980	$976,095	$989,368	$1,355,666	$1,359,581
Net cost of gas sold	36,321	35,068	264,615	292,854	356,925	393,141
Operating margin	174,513	174,912	711,480	696,514	998,741	966,440
Operations and maintenance expense	101,159	109,039	303,567	319,572	406,169	412,330
Depreciation and amortization	55,942	52,372	173,865	159,327	230,158	205,594
Taxes other than income taxes	15,787	15,308	47,507	46,640	63,195	61,579
Operating income (loss)	1,625	(1,807)	186,541	170,975	299,219	286,937
Other income (deductions)	1,751	(1,353)	(10,947)	6,185	(7,615)	(5,194)
Net interest deductions	26,103	23,619	75,152	70,063	100,115	92,000
Income (loss) before income taxes	(22,727)	(26,779)	100,442	107,097	191,489	189,743
Income tax expense (benefit)	(6,754)	(6,767)	20,874	20,351	35,496	43,456
Contribution to net income (loss) - gas operations	$(15,973)	$(20,012)	$79,568	$86,746	$155,993	$146,287

FINANCIAL STATISTICS
Market value to book value per share at quarter end		136%
Twelve months to date return on equity	-- total company	8.7%
	-- gas segment	7.5%
Common stock dividend yield at quarter end		3.6%
Customer to employee ratio at quarter end (gas segment)		940 to 1

GAS OPERATIONS SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada (1)	1,325,236	6.52	9.25
Northern Nevada (1)	154,966	6.75	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (2)	135,460	8.30	11.80
(1) Rates approved in September 2020; effective, October 2020.
(2) Estimated amounts based on 2019/2020 rate case settlement approved July 2020.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Nine Months Ended September 30,		Twelve Months Ended September 30,
(In dekatherms)	2020	2019	2020	2019
Residential	60,971,104	62,398,199	80,411,878	80,648,137
Small commercial	21,756,001	24,833,214	30,244,898	32,896,395
Large commercial	6,887,582	7,561,721	9,258,502	9,784,862
Industrial / Other	4,103,712	3,143,682	5,215,116	4,120,079
Transportation	74,807,856	76,591,599	99,015,173	102,010,307
Total system throughput	168,526,255	174,528,415	224,145,567	229,459,780

HEATING DEGREE DAY COMPARISON
Actual	1,270	1,402	1,780	1,883
Ten-year average	1,200	1,219	1,678	1,700
Heating degree days for prior periods have been recalculated using the current period customer mix.